EXHIBIT 99.2
THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
SEGMENT INFORMATION

	Six Months	Nine Months
	Ended	Ended
	June 30,	September 30,
(In millions)	2007	2007
Sales
North American Tire	$4,293	$6,578
Europe, Middle East and Africa Tire	3,447	5,311
Latin American Tire	868	1,359
Asia Pacific Tire	812	1,236

Net Sales	$9,420	$14,484

Segment Operating Income
North American Tire	$33	$99
Europe, Middle East and Africa Tire	265	441
Latin American Tire	168	267
Asia Pacific Tire	70	111

Total Segment Operating Income	536	918

Rationalizations	(22)	(24)
Accelerated depreciation	(25)	(31)
Interest expense	(245)	(351)
Corporate incentive compensation plans	(42)	(64)
Intercompany profit elimination	(13)	(13)
Curtailment	(64)	(64)
Retained net expenses of discontinued operations	(11)	(17)
Other Income, net less equity in earnings of affiliates	(26)	10
Other	(17)	(25)

Income from Continuing Operations before Income Taxes and Minority Interest	$71	$339

Rationalizations
North American Tire	$10	$7
Europe, Middle East and Africa Tire	7	11
Latin American Tire	2	3
Asia Pacific Tire	—	—

Total Segment Rationalizations	19	21
Corporate	3	3

Total Rationalizations	$22	$24

Net (Gains) Losses on Asset Sales
North American Tire	$(8)	$(17)
Europe, Middle East and Africa Tire	(2)	(3)
Latin American Tire	(2)	(1)
Asia Pacific Tire	(7)	(7)

Total Segment (Gains) Losses on Asset Sales	(19)	(28)
Corporate	—	(1)

Net (Gains) Losses on Asset Sales	$(19)	$(29)